Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Brera Holdings PLC (f/k/a Brera Holdings Limited)

We hereby consent to the incorporation by reference in Brera Holdings PLC’s (f/k/a Brera Holdings Limited) (the “Company”) Post-Effective Amendment No.1 to the Registration Statements on Form F-1 (File No. 333-268187) of our report dated May 1, 2023 relating to the consolidated financial statements as of and for the year ended December 31, 2022, which appears in the Annual Report on Form 20-F filed as of May 1, 2023.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

May 10, 2023